Quanex

Quanex Building Products
945 Bunker Hill Suite 900
Houston, TX 77024

QUANEX.COM

August 21, 2025

Gabriela Garcia
1536 Riverside Ave #1536
Jacksonville, FL 32204

Dear Gabriela,

I am pleased to offer you the position of VP, Chief Accounting Officer with Quanex Building Products Corporation reporting directly to me, Scott Zuehlke, SVP CFO & Treasurer. We anticipate your start date to be October 13, 2025. This is an estimated start date and may change based on the completion of pre-employment activities.

Responsibilities of this position will be consistent with what was discussed with you during the interview process.

The offer is contingent upon passing a pre-employment drug test and a satisfactory background check (employment, criminal and credit). The pre-employment drug test must be completed by you within 3 business days of the acceptance date of this offer.

Below is a summary of your compensation and benefits you will receive in connection with your employment with the Company:

1. **Annual Base Salary**. Your annual base salary, paid bi-weekly, will be $360,000 USD, less applicable withholdings.
2. **Sign on Bonus.** You will receive a one-time payment of $125,000 paid within one month after your effective start date. This payment is subject to federal, state and local tax withholding. In the event of your voluntary resignation or termination for cause with the Company within the first 24 months of your employment with the Company, you agree to reimburse and pay the Company this entire amount of the sign on bonus.
3. **Annual Incentive Plan (AIP)**. You will be eligible to participate in the Quanex Building Products Annual Incentive Plan (AIP). Payments are made per the AIP policy. The award amounts are based upon your eligible earnings and the Company's financial/operational results for the fiscal year. Since this is a variable compensation program the total awards may range from zero to a maximum of 90% of your eligible earnings, depending on financial and operational results of the Company. The target AIP for your position is 45% of your eligible earnings.
4. **Long Term Incentive Award (LTI)**. Under the Quanex LTI program your current position is anticipated to be eligible for participation. For any LTI grant for 2026, your target award value will be finalized and communicated in December 2025. LTIP award amounts are typically communicated in December each year. Please note that eligibility in the program is role-based, so future changes in role may alter your LTIP eligibility.
5. **Severance/Change in Control Benefits**. Subject to final approval of the Compensation & Management Development Committee, you will be a Tier 2 participant in the Quanex Building Products Corporation Executive Severance Policy, a copy of which is attached (the "Severance Policy").

GG

Quanex

Quanex Building Products
945 Bunker Hill Suite 900
Houston, TX 77024

QUANEX.COM

6. **Paid Time Off (PTO)**. You will receive 200 hours of Paid Time Off (PTO), which will be prorated based on your start date for the remainder of 2025, and the full 200 hours allowance starts in calendar year 2026. Paid Time Off (PTO) is to be used in accordance with the Company's Paid Time Off Policy.
7. **Benefits**. You will be eligible to participate in the Quanex Building Products Group Benefits Plan beginning on the first day of the month following your effective date of employment. It is a flexible cafeteria plan that offers a variety of benefit choices from which you can select that will best meet the needs of you and your family. Additionally, the Company provides certain benefits that are employer-paid (i.e., short-term disability, long-term disability, basic life insurance, and AD&D benefits).
8. **401(k) Plan**. You will be eligible to participate in the Quanex Building Products Salaried and Nonunion Employee 401(k) Plan beginning the first day of employment. You may contribute up to a maximum of 50% of your eligible compensation up to the government mandated maximum. Currently, Quanex will match 100% of each dollar you contribute up to a maximum of 5% of your eligible compensation. There is a two-year vesting schedule on the Company match.
9. **Principal Office**. The Quanex Building Products Corporation office located at 945 Bunker Hill, Ste 900, Houston, TX 77024 will be your principal office. This is an onsite position.

Your entitlement to any of the benefits outlined herein is contingent on your continued employment at the time. The above benefit(s) and/or compensation information is subject to change without notice per the terms, policies and/or practices of the Company.

Your acceptance below is acknowledgment and agreement on your part to the offer of employment by the Company. Your acceptance of this offer does not modify the at-will employment relationship you enjoy with the Company, meaning either you or the Company may terminate the employment relationship at any time, with or without notice.

Please sign your acceptance in the space below and return it to me no later than **August 22, 2025.**

Sincerely,

Scott Zuehlke
SVP, CFO & Treasurer

ACCEPTANCE OF OFFER

Gabriela Garcia

08.22.2025
Date

GG